EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Energy Partners Reports Third Quarter 2010 Results

Houston, Texas – November 5, 2010 – For the quarter and nine months ended September 30, 2010, Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) reported a net loss of $7.0 million and net income of $110.2 million, or $(0.04) and $0.67 per common unit, respectively, compared with net income of $69.5 million and $125.0 million, or $0.43 and $0.77 per common unit, respectively, for the same periods in 2009. Revenues for the quarter and nine months ended September 30, 2010 decreased by $62.8 million as a result of the assignment of the terminal use agreement (“TUA”) from Cheniere Marketing, LLC (“Cheniere Marketing”) to Cheniere Energy Investments, LLC (“Investments”), our wholly owned subsidiary, which required us to eliminate for consolidated reporting purposes the TUA revenues under this contract to Sabine Pass LNG, L.P. (“Sabine Pass LNG”), our wholly owned subsidiary.  The assignment is not expected to have an impact on distributable cash flows available for common unitholders.

Overview of Significant 2010 Events

•
In June 2010, Cheniere Partners, through its wholly owned subsidiary, Sabine Pass Liquefaction, LLC, (“Liquefaction”), initiated a project to add liquefaction services at the Sabine Pass LNG receiving terminal that would transform the terminal into a bi-directional facility capable of liquefying natural gas and exporting liquefied natural gas (“LNG”) in addition to importing and regasifying foreign-sourced LNG;

•	In June 2010, Cheniere Marketing assigned its TUA with Sabine Pass LNG to Investments and concurrently entered into a Variable Capacity Rights Agreement (“VCRA”) with Investments; and

•
In September 2010, Liquefaction received approval from the U.S. Department of Energy to export 16.0 million tonnes per annum ("mtpa") of LNG, equivalent to approximately 2 billion cubic feet per day (“Bcf/d”),  produced from domestic natural gas over a thirty year period starting not later than September 2020. This license authorizes Liquefaction to export LNG to purchasers in countries which have a free trade agreement with the United States. A second application to expand the authorization granted in the first license to all World Trade Organization member countries, and to any other country with which the U.S. may conduct trade, has been filed and is in a 60-day public comment period which ends on December 13, 2010.

Results

Cheniere Partners reported income from operations of $36.4 million and $240.1 million for the quarter and nine months ended September 30, 2010, respectively, compared to income from operations of $106.4 million and $224.0 million, respectively, for the comparable 2009 periods.

Revenues for the quarter and nine months ended September 30, 2010, were $66.6 million and $327.2 million, respectively, compared to revenues of $128.5 million and $286.8 million, respectively, for the comparable 2009 periods. Revenues primarily include capacity payments received from customers in accordance with their TUAs.  Payments under the TUAs commenced in October 2008, April 2009 and July 2009 for Cheniere Marketing, Total Gas and Power North America, Inc.(“Total”) and Chevron U.S.A., Inc., (“Chevron”), respectively.  For the quarter and nine months ended September 30, 2010, revenues were reduced by $62.8 million when compared to the comparable 2009 periods due to the assignment of Cheniere Marketing’s TUA to Investments.

Total operating costs and expenses for the quarter and nine months ended September 30, 2010, were $30.2 million and $87.1 million, respectively, compared to $22.2 million and $62.7 million, respectively, for the comparable 2009 periods. Development expense increased $4.6 million and $5.7 million for the quarter and nine months ended September 30, 2010, respectively, compared to the comparable 2009 periods primarily due to expenses related to the proposed liquefaction project. Operating and maintenance expenses increased $1.3 million and $6.4 million for the quarter and nine months ended September 30, 2010, respectively, compared to the comparable 2009 periods. Depreciation expenses increased $1.6 million and $9.0 million for the quarter and nine months ended September 30, 2010, respectively, compared to the comparable 2009 periods.  General and administrative expenses increased $0.5 million and $3.2 million in the quarter and nine months ended September 30, 2010, compared to the comparable 2009 periods. The increase in expenses during the quarter and nine months ended September 30, 2010, resulted from the achievement of full operability of the Sabine Pass LNG receiving terminal in the third quarter of 2009.

Interest expense, net for the quarter and nine months ended September 30, 2010, was $43.5 million and $130.6 million, respectively, compared to $38.1 million and $104.4 million, respectively, for the comparable 2009 periods.  The increase in the 2010 periods resulted from achieving full operability of the Sabine Pass LNG receiving terminal in the third quarter of 2009 and thereby ending the capitalization of interest payments.

Derivative gains decreased $1.2 million and $4.0 million in the quarter and nine months ended September 30, 2010, respectively, compared to the same periods in 2009 due to changes in natural gas commodity prices associated with hedges on LNG inventory and the subsequent settlement of these respective hedges.

Proposed Liquefaction Project

In June 2010, Cheniere Partners announced the development of a liquefaction project that would transform the Sabine Pass LNG receiving terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG.  The project would be designed and permitted for up to four modular LNG trains, each with a peak processing capacity of up to 0.7 Bcf/d of natural gas and an average liquefaction capacity of approximately 3.5 mtpa.  Cheniere Partners expects that the time and cost required to develop the project would be materially lessened by its ability to use Sabine Pass LNG’s existing large acreage and infrastructure.

The initial project phase is expected to include two modular trains and Liquefaction intends to enter into contracts for 0.5 Bcf/d per train, which would include both liquefaction and regasification services, for a fee plus fuel surcharge.  Commencement of construction is subject to regulatory approvals and a final investment decision contingent upon Cheniere Partners obtaining satisfactory construction contracts and entering into long-term customer contracts sufficient to underpin financing of the project.  We anticipate LNG export could commence as early as 2015.

In September 2010, Liquefaction received approval from the U.S. Department of Energy to export 16.0 mtpa of LNG, equivalent to approximately 2 Bcf/d, produced from domestic natural gas over a thirty year period starting not later than September 2020. This license authorizes Liquefaction to export LNG to purchasers in countries which have a free trade agreement with the United States. A second application to expand the authorization granted in the first license to all World Trade Organization member countries, and to any other country with which the U.S. may conduct trade, has been filed and is in a 60-day public comment period which ends on December 13, 2010.

Distributions

For the six months ended June 30, 2010, Cheniere Partners paid the initial quarterly distribution (“IQD”) of $0.425 to all common and subordinated unitholders and 2% of the distributions to the general partner.  For the quarter ending September 30, 2010, Cheniere Partners paid the IQD of $0.425 to all common unitholders and 2% of the distributions to the general partner but did not make any distributions to the subordinated unitholders.

Cash available for distributions to the common unitholders and the general partner is supported by payments made by Total and Chevron for their capacity under their TUAs while cash available for distributions to the subordinated unitholders was supported by payments made by Cheniere Marketing for its capacity under its TUA. As a result of the assignment of Cheniere Marketing’s TUA to Investments, Cheniere Partners did not receive external payments to support the subordinated unit distributions for the quarter ending September 30, 2010. In connection with the assignment of Cheniere Marketing’s TUA, Investments engaged Cheniere Marketing to continue to commercialize the capacity at the terminal under a VCRA whereby Cheniere Marketing will pay Investments 80% of the gross margin for each cargo it delivers to the Sabine Pass LNG receiving terminal.  To the extent incremental cash flows are received under the VCRA, from contracting regasification or liquefaction capacity or from other new business, and are available for distribution above the IQD for the common units and general partner, Cheniere Partners will make distributions to the subordinated unitholders.  The end of the subordination period and conversion of the subordinated units to common units will therefore not occur as early as previously expected and will only be able to occur to the extent incremental cash flows are available to distribute the IQD to the subordinated unitholders for three consecutive four quarter periods.

2010 Outlook

Cheniere Partners estimates that its annualized distribution to common unitholders for fiscal year 2010 will be $1.70 per unit.

Cheniere Partners owns 100 percent of the Sabine Pass LNG receiving terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel with sendout capacity of 4.0 Bcf/d and storage capacity of 16.9 Bcfe.  Additional information about Cheniere Energy Partners, L.P. may be found on its website: www.cheniereenergypartners.com.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal business. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010 (2)	2009 (2)	2010 (2)	2009 (2)
		(Unaudited)
Revenues
Revenues	$65,945	$65,035	$198,776	$97,112
Revenues – affiliate	672	63,498	128,382	189,665
Total revenues	66,617	128,533	327,158	286,777

Operating costs and expenses
Development expense	4,012	—	4,625	—
Development expense – affiliate	615	—	1,100	—
Operating and maintenance expense	5,865	4,752	20,107	14,445
Operating and maintenance expense – affiliate	3,017	2,810	9,167	8,393
Depreciation, depletion and amortization	10,538	8,905	31,661	22,711
General and administrative expense	1,245	797	5,044	2,295
General and administrative expense-affiliate	4,951	4,902	15,366	14,887
Total operating costs and expenses	30,243	22,166	87,070	62,731

Income from operations	36,374	106,367	240,088	224,046

Interest expense, net (4)	(43,451)	(38,089)	(130,576)	(104,383)
Interest income	100	65	245	883
Derivative gain (loss), net	—	1,158	461	4,482
Other	—	—	1	12
Net income	$(6,977)	$69,501	$110,219	$125,040

Allocation of net income:
Limited partners’ interest	(6,837)	68,111	108,015	122,539
General partner’s interest	(140)	1,390	2,204	2,501
Net income to partners	$(6,977)	$69,501	$110,219	$125,040

Basic and diluted net income per limited partner unit	$(0.04)	$0.43	$0.67	$0.77

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation:
Common units	26,416	26,416	26,416	26,416
Subordinated units	135,384	135,384	135,384	135,384

	September 30, 2010 (3)	December 31, 2009 (3)
	(Unaudited)
Cash and cash equivalents	$57,028	$117,542
Restricted cash and cash equivalents	54,929	13,732
Advances to affiliate – LNG inventory	—	1,319
LNG Inventory	901	1,521
Other current assets (4)	9,091	18,817
Non-current restricted cash and cash equivalents	82,394	82,394
Property, plant and equipment, net	1,559,573	1,588,557
Debt issuance costs, net	23,108	26,953
Advances under long-term contracts	—	1,021
Other assets	9,972	7,617
Total assets	$1,796,996	$1,859,473

Current liabilities (4)	$91,696	$115,584
Long-term debt, net of discount	2,111,921	2,110,101
Long-term debt – related party, net of discount	74,629	72,928
Deferred revenue, including affiliate	40,313	40,860
Other liabilities (4)	338	327
Total partners’ deficit	(521,901)	(480,327)
Total liabilities and partners’ deficit	$1,796,996	$1,859,473

(1)	Please refer to Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the period ended September 30, 2010, filed with the Securities and Exchange Commission.
(2)	Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three and nine month periods ended September 30, 2010 and 2009.
(3)	Consolidated balance sheets of Cheniere Energy Partners, L.P. and its consolidated subsidiaries.
(4)	Amounts include transactions between Cheniere Partners and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259